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                                                                   EXHIBIT (5)-1


                                August 22, 1997


LG&E Energy Corp.
220 W. Main Street
Louisville, Kentucky 40232

Ladies and Gentlemen:

     I am providing this opinion in connection with the Registration Statement of LG&E Energy Corp., a Kentucky Corporation ("LG&E Energy") on Form S-4 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 63,990,254 shares of LG&E Energy Common Stock, no par value (the "Shares"), to the shareholders of KU Energy Corporation, a Kentucky corporation ("KU Energy"), in connection with the merger of KU Energy with and into LG&E Energy (the "Merger"), pursuant to the Agreement and Plan of Merger by and between LG&E Energy and KU Energy, dated as of May 20, 1997 (the "Merger Agreement").

     I have examined: (i) LG&E Energy's Restated Articles of Incorporation and Bylaws, each as amended to date and as proposed to be amended in connection with the Merger; (ii) the Merger Agreement, which is attached as Annex A to the Joint Proxy Statement/Prospectus contained in the Registration Statement; (iii) the Registration Statement; (iv) corporate proceedings of LG&E Energy relating to the Merger Agreement and the transactions contemplated thereby; and (v) such other documents as I have deemed necessary in order to render this opinion. Based on the foregoing, it is my opinion that:

          1. LG&E Energy is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Kentucky.

          2. When (a) the Registration Statement shall have become effective under the Act, (b) the Merger Agreement shall have been duly approved by the shareholders of KU Energy and LG&E Energy as contemplated therein and in the Registration Statement, (c) the amendment and restatement of LG&E Energy's Restated Articles of Incorporation increasing the amount of authorized LG&E Energy Common Stock shall have been approved by the shareholders of LG&E Energy, (d) the parties shall have received all necessary regulatory approvals required to consummate the Merger and issue the Shares, (e) the Merger shall have been duly consummated in accordance with the terms of the Merger Agreement and the laws of the Commonwealth of Kentucky and (f) up to 63,990,254 Shares have been duly issued in accordance with the provisions of the Merger Agreement and such regulatory approvals, such Shares will be duly authorized and validly issued, fully paid and nonassessable.

     I have not passed upon the actions of the Board of Directors of KU Energy to authorize the consummation of the Merger and have assumed that all necessary action has been taken.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part thereof.
In giving my consent, I do not admit that I am an "expert" within the meaning of
Section 11 of the Act, or that I am within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.



Sincerely,



/s/ John R. McCall
John R. McCall
Executive Vice President, General Counsel,
and Corporate Secretary